EXHIBIT 10.19

FIRST AMENDMENT TO LEASE

THIS AMENDMENT (the “Amendment”) is entered into between IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP (“Landlord”), and MV SUB, INC., a Minnesota corporation (“Tenant”).  This Amendment shall be effective as of the date set forth below in Landlord’s signature block.

A.           Landlord and Tenant (as successor in interest to Midwave Corporation) are parties to a certain lease agreement dated August 9, 2010 (the “Lease”).  Pursuant to the Lease, Tenant is leasing Suite 500 (as more specifically identified in the Lease, the “Premises”), in the building known as Crosstown Centre, and located at 10050 Crosstown Circle, Eden Prairie, Minnesota (the “Building”).

B.             The current term of the Lease is scheduled to expire on February 29, 2016.  Through this Amendment, Landlord and Tenant desire to amend the Lease to extend the term of the Lease for an additional 42 months, and to expand the leased Premises.

THEREFORE, FOR VALUABLE CONSIDERATION, Landlord and Tenant agree as follows:

1.  Extension of Term.  The term of the Lease is hereby extended for a period of 42 months, commencing on March 1, 2016, and continuing through August 31, 2019 (hereinafter, the “Extension Term”), unless sooner terminated in accordance with the terms of the Lease.  The Extension Term represents the extension option granted to Tenant under Section 1.2.3 of the original Lease.  Except only as set forth below in Section 8 of this Amendment, Tenant shall have no right to further extend the term of the Lease.

2.  Expansion of Premises.  Effective as of March 1, 2012 (the “Expansion Date”), the Lease is amended to increase the size of the Premises being leased by Tenant to include Suite 200 of the Building, comprised of 21,660 rentable square feet, as reflected on attached Exhibit 1 (“Suite200”), and the remainder of the fifth floor of the Building, comprised of an additional 11,246 rentable square feet, as reflected on attached Exhibit 2 (the “Additional Suite 500 Space”).  Suite 200 and the Additional Suite 500 Space shall be collectively referred to herein as the “Expansion Space”.  As of the Expansion Date, the Premises shall contain a total of 53,757 rentable square feet.  Also as of the Expansion date, Suite 500 shall be comprised of both the original Premises, as well as the Additional Suite 500 Space.

3.  Rent.  Through February 29, 2012, Tenant shall continue to pay Basic Rent as set forth in the original Lease.  Commencing on the Expansion Date, Tenant shall pay Basic Rent to Landlord, in advance, without offset or deduction, for the Expansion Space in accordance with the following schedule:

Months	Annualized	Monthly	Rate/rsf
3/1/2012 through 10/31/2012	Abated	Abated	n/a
11/1/2012 through 2/28/2013	$386,645.50	$32,220.46	$11.75
3/1/2013 through 2/28/2014	$394,872.00	$32,906.00	$12.00
3/1/2014 through 2/28/2015	$403,098.50	$33,591.54	$12.25
3/1/2015 through 2/29/2016	$411,325.00	$34,277.08	$12.50
3/1/2016 through 2/28/2017	$419,551.50	$34,962.63	$12.75
3/1/2017 through 2/28/2018	$427,778.00	$35,648.17	$13.00
3/1/2018 through 2/28/2019	$436,004.50	$36,333.71	$13.25
3/1/2019 through 8/31/2019	$444,231.00	$37,019.25	$13.50

Commencing on the Expansion Date, Tenant shall pay total blended Basic Rent (Blended Monthly) to Landlord, in advance, without offset or deduction, for the entire Premises (including the Expansion Space) in accordance with the following schedule:

Months	Blended Annualized	Blended Monthly	Blended Rate/rsf
3/1/2012 through 10/31/2012	$260,637.50	$21,719.79	n/a
11/1/2012 through 2/28/2013	$647,283.00	$53,940.25	$12.04
3/1/2013 through 2/28/2014	$660,722.25	$55,060.19	$12.29
3/1/2014 through 2/28/2015	$674,161.50	$56,180.13	$12.54
3/1/2015 through 2/29/2016	$687,600.75	$57,300.06	$12.79
3/1/2016 through 2/28/2017	$701,040.00	$58,420.00	$13.04
3/1/2017 through 2/28/2018	$714,479.25	$59,539.94	$13.29
3/1/2018 through 2/28/2019	$727,918.50	$60,659.88	$13.54
3/1/2019 through 8/31/2019	$741,357.75	$61,779.81	$13.79

4.  Abated Rent.  Landlord grants Tenant a full abatement of Basic Rent (the “Abated Rent”) for the Expansion Space only, for the 8-month period of March 1, 2012 through October 31, 2012.  The parties agree that the total value of the Abated Rent is $257,763.68, and that the Abated Rent is already factored into the schedules of Basic Rent provided above in Section 3.  If no uncured Event of Default by Tenant occurs prior to the expiration of the Extension Term, then Tenant shall have no obligation to pay the Abated Rent.  If at any time during the Extension Term an Event of Default occurs, and if said default is not cured as provided in the Lease, then Tenant shall pay to Landlord, in addition to all other amounts owed under the Lease, the Abated Rent.

5.  Tenant’s Share of Expenses Percentage.  Through February 29, 2012, Tenant’s Share of Expenses Percentage shall be as set forth in the original Lease.  Effective as of the Expansion Date, but subject to future adjustment pursuant to the Lease, Tenant’s Share of Expenses Percentage shall be increased to 29.663%.

6.  Tenant Improvements.  Landlord is providing the Premises (including the Expansion Space) in its current “AS IS” condition, without representation or warranty of any kind.  Landlord shall have no obligation to make any modifications or alterations to the Premises.  Landlord acknowledges that Tenant intends to construct certain improvements in the Expansion Space (the “Tenant Improvements”).  Tenant acknowledges and agrees that the Tenant Improvements shall include without limitation the improvements necessary to demise Suite 200 from the remainder of the vacant space on the second floor of the Building.  The costs of the Tenant Improvements shall be paid by Tenant; provided, however, that Landlord shall make available to Tenant an allowance of up to $658,120.00 (the “Allowance”).  Upon receipt of paid receipt invoices, notarized lien waivers, and any other information or documentation reasonably requested by Landlord, Landlord shall reimburse Tenant from the Allowance for Tenant’s actual costs relating to the construction of the Tenant Improvements.  The Allowance may not be used to reimburse Tenant for any costs or expenses not directly related to the construction of the Tenant Improvements.  The Tenant Improvements shall be constructed (i) in accordance with the plans and specifications that have been approved by Landlord in writing, (ii) in a good and workmanlike manner using only new and first-grade materials, (iii) in compliance with all applicable provisions in the Lease (including without limitation Section Article 8), and (iv) in compliance with all applicable governmental laws, ordinances, rules and regulations.  If the cost of the Tenant Improvements exceeds the Allowance, then Tenant shall have sole responsibility for the payment of such excess cost.  If the cost of the Tenant’s Improvements is less than the Allowance, then Tenant may upon advance written notice to Landlord receive the remaining portion of the Allowance (up to a maximum of $164,530.00) as a credit toward the Tenant’s obligations to pay Basic Rent as soon as the remaining portion of the Allowance is known.  If any portion of the Allowance has not been requested by Tenant (including all documentation required by this Section), or applied toward Basic Rent pursuant to the prior sentence, by December 31, 2012, then the remaining portion of the Allowance as of said date shall be forfeited to Landlord.

7.  Security Deposit.  Tenant’s Security Deposit, pursuant to Section 17.3 of the Lease, shall be increased from $45,000.00 to $90,000.00.

8.  Option to Extend.  Tenant shall have the right to further extend the term of the Lease for 1 period of 5 years, commencing on September 1, 2019, and ending on August 31, 2024 (the “Next Extension Term”).  The Next Extension Term shall be upon the same terms, covenants and conditions as in the Lease, except that annual Basic Rent shall be the annual Fair Market Basic Rent for the Premises on the date the next Extension Term commences.  Tenant shall notify Landlord of its desire to extend the term for the Next Extension Term by notifying Landlord in writing (the “Extension Notification”) on or before August 31, 2018; if Tenant fails to deliver the Extension Notification to Landlord on or before such date, then Tenant’s option to extend shall automatically terminate as of such date.  Upon Landlord’s receipt of the Extension Notification, Landlord and Tenant shall make a good faith effort to agree upon the Fair Market Basic Rent for the Premises for the Next Extension Term.  For purposes of this Section, “Fair Market Basic Rent” shall have the meaning and shall be determined in the manner set forth in Section 1.2.3 of the original Lease.  In the event that Landlord and Tenant fail to agree upon the Fair Market Basic Rent within 30 days of Landlord’s receipt of the Extension Notification, then the Fair Market Basic Rent of the Premises for the Next Extension Term shall be determined by Arbitration in the manner set forth in Section 1.2.3 and Section 1.2.4 of the original Lease.  Tenant’s option to extend the term of the Lease as set forth in this Section shall be contingent upon the Lease being in full force and effect and Tenant not being in default in the performance of any of the terms, covenants and conditions herein contained in respect to a matter as to which notice of default has been given hereunder which has not been remedied within the time limited in the Lease.

9.  Right of First Refusal.  Section 17.5 of the original Lease is deleted in its entirety.  Landlord grants Tenant a one-time right of first refusal (the “Right of First Refusal”) to lease the remainder of the vacant space on the second floor of the Building (the “ROFR Space”), on the following basis.  Prior to executing a lease with a bona fide third party for any of the ROFR Space, Landlord shall deliver to Tenant a written notice (the “Offer Notice”) identifying a proposed lease or signed letter of intent that Landlord is willing to accept subject to this Right of First Refusal.  Tenant has 5 Business Days after receipt of the Offer Notice within which to notify Landlord of its election to exercise its Right of First Refusal as to such space.  If a notice of rejection, or if no notice, is received by Landlord within said 5-day period (such lack of timely notice deemed a rejection), then Landlord may enter into and execute a lease of the ROFR Space with said third party upon the same, or substantially the same, terms and provisions set forth in the Offer Notice.  If Tenant elects to exercise its Right of First Refusal with respect to the ROFR Space identified in Landlord’s Offer Notice, Tenant’s lease of such space shall upon the same, or substantially the same, terms and provisions set forth in the Offer Notice, except that the term of Tenant’s lease of the ROFR Space shall be co-terminus with the Term of this Lease (with an equitable and pro rata reduction in any tenant inducements due to any resulting difference in term).  Tenant’s Right of First Refusal is subject and subordinate to all rights of extension, expansion, or first offer or refusal as to the ROFR Space in favor of other tenants in the Building in place as of the Effective Date.  Tenant’s right to exercise its Right of First Refusal is conditioned on:  (i) there not being an Event of Default by Tenant at the time it exercises the right or on the date that Tenant’s occupancy of the ROFR Space is scheduled to commence; (ii) Tenant not having vacated or subleased a material portion of the Premises or assigned its interest in the Lease at the time it exercises the right; and (iii) there being at least 3 years remaining on the Term.  Notwithstanding the foregoing, if there are less than 3 years remaining on the Term and an option to extend the Term is available to Tenant hereunder, Tenant may at tenant’s option, exercise the Right of First Refusal provided that Tenant simultaneously exercises said option to extend the Term.

10.  Parking.  Effective as of the Expansion Date, Section 17.2 of the original Lease shall be deleted in its entirety, and all license agreements entered into between Landlord and Tenant pursuant to Section 17.2 of the original Lease shall automatically terminate effective as of February 29, 2012.  Effective as of the Expansion Date, this Section shall replace Section 17.2 of the original Lease.  Tenant shall have the right of non-exclusive use, in common with others, of its proportionate share of the unrestricted automobile parking areas located at the Property.  Landlord retains the right, to be exercised in Landlord’s sole and absolute discretion, to designate the parking areas of the Property as either restricted or unrestricted parking areas, with any restricted parking areas to be leased pursuant to separate license agreements with Landlord; provided however, that Landlord shall not materially decrease the amount of unrestricted parking serving the Property without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed.  Landlord shall provide Tenant with 8 reserved underground parking stalls at the Property on a month-to-month basis; Tenant’s use of said stalls shall be governed by a license agreement between the parties in form required by Landlord in its sole but reasonable discretion; Tenant shall pay Landlord as Additional Rent a fee of $85.00 per month, fixed for Term, for each of the reserved underground parking stalls; either party may terminate said license upon 30 days prior written notice to the other party.  Neither Tenant, nor any of its employees, agents, or visitors shall use the parking areas for overnight storage of vehicles.  Tenant acknowledges and agrees that Landlord will not be responsible for any loss, theft or damage to vehicles, or the contents thereof, parked or left in the parking areas of the Property.

11.  Building Exterior Sign.  Tenant shall have the right to install signage (the “Exterior Sign”) on the exterior of the East side of the Building, subject to the following: (i) Tenant must install Exterior Sign within 12 months of effective date of lease.  (i) the design, materials, size, color, and location of the Exterior Sign shall all be subject to Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold or condition; (ii) installation of the Exterior Sign shall not violate the terms of any lease between Landlord and any other tenant of the Building that is in effect as of the Effective Date; and (iii) Tenant shall secure written approval from the City, allowing installation of the Exterior Sign.  If requested by Tenant, Landlord shall provide commercially reasonable cooperation to secure such approval from the City.  If Tenant installs the Exterior Sign pursuant to this Section, then: (x) Tenant shall install and maintain the Exterior Sign at all times in strict compliance with the Laws; (y) Tenant shall be solely responsible for all costs and expenses associated with the Exterior Sign, including without limitation all design, construction, permitting, installation, and maintenance costs; and (z) on the end of the Extension Term or new Extension Term, whichever occurs later Tenant shall at its sole cost and expense remove the Exterior Sign and shall restore the Building affected thereby to the condition the Building was in at the time the Exterior Sign was installed.  Landlord agrees to have the BioScript signage currently on the east side of the building removed ASAP — weather permitting.

12.  Brokers.  NorthMarq Real Estate Brokerage LLC is Landlord’s broker.  Tenant is not represented by a broker in this transaction.  Each party shall be responsible to pay a fee or commission to that party’s respective broker.  Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any other realtors, brokers, finders or agents in connection with this Amendment, and each agrees to release, indemnify, defend and hold the other harmless from and against any claim based on the failure or alleged failure to pay any other realtors, brokers, finders or agents and from any cost, expense or liability for any compensation, commission or charges claimed by any realtors, broker, finders or agents claiming by, through or on behalf of it with respect to this Amendment or the negotiation of the Amendment.

13.  This Amendment is integrated into and made a part of the Lease.  Except as specifically otherwise provided herein, all other terms and conditions of the Lease, as hereby amended, are ratified and confirmed and shall remain unchanged and in full force and effect.  In the event of any conflict between this Amendment and the Lease, the terms and conditions of this Amendment shall govern and control.  Capitalized terms used herein but not defined herein have the meanings assigned to such terms in the Lease.  The Lease, as amended by this Amendment, constitutes the understanding between the parties relating to the subject matter of this Amendment, and all prior agreements, proposals, negotiations, understandings and correspondence between the parties in this regard, whether written or oral, are superseded and merged with this Amendment.  Both parties have obtained any and all necessary consents and/or approvals prior to executing this Amendment.  This Amendment is binding on and inures to the benefit of Landlord and Tenant and their respective successors and assigns.

IN WITNESS WHEREOF, each party to this Amendment has caused it to be executed as of the date set forth above.

LANDLORD:

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
By:	IRET, Inc., its general partner

By:	/s/ Thomas A. Wentz, Jr.
Print Name:	Thomas A. Wentz, Jr.
Print Title:	Senior Vice President
Date:	12/20/11 (“Effective Date”)

By:	/s/ Charles A. Greenberg
Print Name:	Charles A. Greenberg
Print Title:	Senior Vice President

TENANT:

MV SUB, INC., a Minnesota corporation

By:	/s/ Greg Bamum
Print Name:	Greg Bamum
Print Title:	CFO

Acknowledged and Ratified:

GUARANTOR:

DATALINK CORPORATION, a Minnesota corporation

By:	/s/ Greg Bamum
Print Name:	Greg Bamum
Print Title:	CFO